PRESS RELEASE

Contacts:

Home Diagnostics Sabrina Rios Corporate Communications Manager (954) 332-2141 srios@hdidiabetes.com	Schwartz Communications, Inc. for Home Diagnostics Courtney Smith or Jennifer Barlow (781) 684-0770 homediagnostics@schwartz-pr.com

Home Diagnostics Receives FDA Clearance for
TRUE2go, TRUEresult No-Coding Blood Glucose Monitoring Systems

TRUE2go ™ is World’s Smallest Blood Glucose Meter,
Designed to Help Patients Better Manage Their Diabetes On-the-Go

FORT LAUDERDALE, Fla. – August 20, 2008 – Home Diagnostics, Inc. (NASDAQ: HDIX), a leading manufacturer and marketer of diabetes testing supplies, announced today that it received 510(k) clearance from the U.S. Food and Drug Administration for the world’s smallest blood glucose meter, TRUE2go™, and for TRUEresult™, the company’s latest advanced performance, no-coding meter for at-home testing.

Small enough to twist and attach to the top of a vial of test strips, TRUE2go offers patients the convenience of anywhere, on-the-go testing to help them better manage their diabetes. TRUEresult, the latest state-of-the-art, high performance meter, offers patients advanced monitoring capabilities at an affordable price. In clinical testing, both systems achieved a high degree of accuracy and repeatability, and were considered to be easy to use by people with diabetes.

Both new meters are compatible with the company’s new TRUEtest platform of blood glucose test strips featuring the company’s patent-pending, state-of-the-art GoldSensor™ laser accuracy and TRUEfill™ beveled tip. These advanced features ensure highly accurate test results and first test success by allowing for greater sampling precision and consistency.

The new TRUE systems feature no-coding technology that simplifies blood glucose testing by eliminating the need for users to code the meter with each new box of test strips. Both TRUE2go and TRUEresult deliver precise results in as fast as four seconds using only 0.5 microliters of blood. This advanced no-coding technology combined with a small sample size also makes it more convenient and cost–effective for diabetics to test their blood glucose levels more often, allowing for greater control of their glucose levels.

“Over the past three years we made capital investments in excess of $15 million in order to bring the TRUE2go and TRUEresult to market and are pleased to have FDA clearance for the new products,” said J. Richard Damron, Jr., President and Chief Executive Officer of Home Diagnostics. “Our new product platform is designed to fit people’s needs whether they are testing at home or on-the-go, making it easier for them to test accurately and quickly.”

TRUE2go and TRUEresult will be available in the fourth quarter of this year.

About Home Diagnostics, Inc.
Based in Fort Lauderdale, Florida, Home Diagnostics, Inc. (NASDAQ: HDIX) is a leading developer, manufacturer and marketer of diabetes management solutions. Home Diagnostics, Inc. offers a portfolio of high-quality blood glucose monitoring systems that spans the spectrum of features and benefits to help every person with diabetes better monitor and manage their disease. The Home Diagnostics, Inc. product line includes TRUE2go™, TRUEresult™, TRUEtrack™, Sidekick®, TRUEread™ and Prestige Smart System® blood glucose monitoring systems. The products are available in more than 45,000 pharmacies throughout the U.S. Home Diagnostics is the exclusive co-brand supplier of blood glucose monitoring supplies for leading pharmacies including CVS, Rite Aid and Walgreens as well as national distributors such as AmerisourceBergen, Cardinal Health and McKesson. For more information please visit www.homediagnostics.com.

TRUE2go, TRUEresult, TRUEtest, TRUEtrack, Sidekick, TRUEread and Prestige Smart System are trademarks of Home Diagnostics, Inc. All other trademarks are property of their respective owners.

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